Exhibit 10.1

SERIES B UNIT PURCHASE AGREEMENT

by and among

AMERICAN MIDSTREAM PARTNERS, LP

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

	ARTICLE V
	COVENANTS

Section 5.1	Taking of Necessary Action	11
Section 5.2	Other Actions	11
Section 5.3	Use of Proceeds	11

	ARTICLE VI
	INDEMNIFICATION

Section 6.1	Indemnification by AMID	12
Section 6.2	Indemnification by the Purchaser	12
Section 6.3	Indemnification Procedure	12

	ARTICLE VII
	MISCELLANEOUS

Section 7.1	Interpretation and Survival of Provisions	13
Section 7.2	Survival of Provisions	13
Section 7.3	No Waiver; Modifications in Writing	13
Section 7.4	Binding Effect; Assignment	14
Section 7.5	Communications	14
Section 7.6	Removal of Legend	15
Section 7.7	Entire Agreement	15
Section 7.8	Governing Law	15
Section 7.9	Execution in Counterparts	15
Section 7.10	Termination	15
Section 7.11	Recapitalization, Exchanges, Etc. Affecting the LP Units	16

Schedule A	List of Purchasers, Commitment Amounts and Contact Information

Exhibit A —	Form of Partnership Agreement Amendment
Exhibit B —	Form of Transfer Application

SERIES B UNIT PURCHASE AGREEMENT

This SERIES B UNIT PURCHASE AGREEMENT, dated as of January 22, 2014 (this “Agreement”), is entered into by and among AMERICAN MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“AMID”), and each of the purchasers listed on Schedule A hereof (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, to fund a portion of the purchase price for the Acquisition (as defined below) and the subsequent capital expansion plan, AMID desires to sell to the Purchasers, and the Purchasers desire to purchase from AMID, certain Series B Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the General Partner (as defined below) intends to enter into the Partnership Agreement Amendment (as defined below) to, among other things, provide for the issuance of Series B Units (as defined below) in order to fund the portion of the purchase price for the Acquisition; and

WHEREAS, AMID intends to make an underwritten offering of Common Units (as defined below) in order to fund the remaining portion of the purchase price for the Acquisition that is not satisfied by the proceeds of the issuance of Series B Units (the “Offering”); and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMID and the Purchasers hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” means the acquisition by an indirect subsidiary of AMID of the PVA Assets pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Sale and Purchase Agreement by and among Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC as Sellers and HPIP Lavaca, LLC as Buyer, dated as of December 13, 2013.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“AMID” has the meaning set forth in the introductory paragraph.

“AMID Entities” and each an “AMID Entity” means the General Partner, AMID and each of AMID’s Subsidiaries, other than those Subsidiaries which, individually or in the aggregate, would not constitute a “significant subsidiary” as defined in Regulation S-X.

“AMID Related Parties” has the meaning specified in Section 6.2.

“AMID SEC Documents” has the meaning specified in Section 3.11.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partnership interests in AMID.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” means American Midstream GP, LLC, a Delaware limited liability company.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to AMID mean a Governmental Authority having jurisdiction over AMID, its Subsidiaries or any of their respective Properties.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“LP Units” means units representing limited partnership interests in AMID other than the Series B Units.

“Material Adverse Effect” has the meaning specified in Section 3.1.

“NYSE” means The New York Stock Exchange, Inc.

“Operative Documents” means, collectively, this Agreement and the Partnership Agreement Amendment, or any amendments, supplements, continuations or modifications thereto.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of AMID dated as of August 9, 2013, as amended by that certain Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of AMID, adopted effective as of October 28, 2013, and as further amended by the Partnership Agreement Amendment.

“Partnership Agreement Amendment” means Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of AMID dated as of August 9, 2013, substantially in the form of Exhibit A, to be entered into and effectuated by the General Partner on the Closing Date.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Units” means that number of Series B Units required to result in the Purchase Price being equal to $30 million or an amount just in excess of $30 million so as not to result in the issuance of fractional units.

“Purchase Price” means, an amount equal to the number of Purchased Units multiplied by the Series B Unit Price.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series B Unit Price” has the meaning specified in Section 2.1(b).

“Series B Units” means the Series B Units representing limited partnership interests in AMID having the rights and obligations specified in the Partnership Agreement Amendment.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt, Subsidiaries to be acquired by AMID or its subsidiaries pursuant to the Acquisition Agreement shall not be deemed to be Subsidiaries of AMID for purposes of this Agreement.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions hereof, AMID hereby agrees to issue and sell to the Purchasers and each Purchaser hereby agrees to purchase from AMID their respective percentage of Purchased Units as set forth on Schedule A hereto and to pay AMID the Series B Unit Price for each Purchased Unit as set forth in paragraph (b) below.

(b) The amount per Series B Unit the Purchaser will pay to AMID to purchase the Purchased Units (the “Series B Unit Price”) hereunder shall be equal to the price per Common Unit received by AMID, net of underwriting discounts and commissions, in the Offering.

Section 2.2 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at the offices of Holland & Hart LLP, 555 17th Street, Suite 3200, Denver, Colorado 80202, or such other location as mutually agreed by the parties, and upon the later to occur of (i) the first Business Day following the satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4 and 2.5 (other than those conditions that are by their terms to be satisfied at the Closing) and (ii) the closing of the Acquisition; provided, however, that if such later event is the closing of the Acquisition, then the Closing shall occur concurrently therewith (the date of such closing, the “Closing Date”).

Section 2.3 Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c) the closing of the Acquisition shall have occurred or shall occur concurrently with the Closing in which case all conditions set forth in Section 6.2 (Conditions to Obligations of Buyer) of the Acquisition Agreement shall have been satisfied in all material respects or the fulfillment of any such conditions to HPIP Lavaca, LLC’s obligations shall have been waived, except for those conditions which, by their nature, will be satisfied concurrently with the Closing.

(d) the closing of the Offering shall have occurred or shall occur concurrently with the Closing.

Section 2.4 Purchasers’ Conditions. The obligation of the Purchasers to consummate the purchase of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchasers in writing with respect to the Purchased Units, in whole or in part, to the extent permitted by applicable Law):

(a) AMID shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by AMID on or prior to the Closing Date;

(b) (i) The representations and warranties of AMID (A) set forth in Sections 3.1, 3.2 and 3.5 and (B) contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date and (ii) all other representations and warranties of AMID shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only, it being expressly understood and agreed that representations and warranties made “As of the date hereof” or “As of the date of this Agreement”, or a similar phrase, are made as of January 22, 2014);

(c) AMID shall have received or be entitled to receive at closing of the Offering net proceeds of not less than $80 million;

(d) The NYSE shall have authorized, upon official notice of issuance, the listing of the LP Units issuable upon conversion of Series B Units, as set forth in the Partnership Agreement Amendment;

(f) No notice of delisting from the NYSE shall have been received by AMID with respect to the LP Units;

(g) The Partnership Agreement Amendment, in all material respects in the form attached as Exhibit A to this Agreement, shall have been duly adopted and be in full force;

(h) AMID shall have delivered, or caused to be delivered, to the Purchaser at the Closing, AMID’s closing deliveries described in Section 2.6; and

Section 2.5 AMID’s Conditions. The obligation of AMID to consummate the sale of the Purchased Units to the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by AMID in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Purchasers contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchasers shall be true and correct in all material respects as of the Closing Date (except that representations of the Purchasers made as of a specific date shall be required to be true and correct as of such date only); and

(b) the Purchasers shall have delivered, or caused to be delivered, to AMID at the Closing the Purchasers’ closing deliveries described in Section 2.7.

By acceptance of the certificate or certificates representing the Purchased Units, the Purchasers shall be deemed to have represented to AMID that the Purchasers have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date; and the representations and warranties of the Purchasers contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and all other representations and warranties of the Purchasers are true and correct in all material respects as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only).

Section 2.6 AMID Deliveries. At the Closing, subject to the terms and conditions hereof, AMID will deliver, or cause to be delivered, to the Purchasers:

(a) A certificate or certificates representing the Purchased Units (bearing the legend set forth in Section 4.9) and meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement and applicable federal and state securities laws;

(b) A certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that each of the General Partner and AMID is in good standing;

(c) A cross-receipt executed by AMID and delivered to each Purchasers certifying that it has received the Purchase Price from the Purchasers as of the Closing Date;

(d) A certificate, dated the Closing Date and signed by an officer of the General Partner, on behalf of AMID, in their capacities as such, stating that:

(i) AMID has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by AMID on or prior to the Closing Date; and

(ii) The representations and warranties of AMID contained in this Agreement that are qualified by materiality or Material Adverse Effect are true and correct as of the Closing Date and all other representations and warranties of AMID are, individually and in the aggregate, true and correct in all material respects as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(f) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of AMID, certifying as to (1) the Amended and Restated Certificate of Limited Partnership of AMID, as amended, and the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and (3) its incumbent officers authorized to execute the Operative Documents, setting forth the name and title and bearing the signatures of such officers.

Section 2.7 Purchasers’ Deliveries. At the Closing, subject to the terms and conditions hereof, the Purchasers will deliver, or cause to be delivered, to AMID:

(a) Payment to AMID of each such Purchaser’s respective portion of the Purchase Price by wire transfer of immediately available funds to an account designated by AMID in writing at least two Business Days prior to the Closing Date;

(b) A cross-receipt executed by the Purchasers and delivered to AMID certifying that it has received the Purchased Units as of the Closing Date; and

(c) A transfer application in substantially the form attached hereto as Exhibit B, which shall have been duly executed by each Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AMID

AMID represents and warrants to the Purchaser as follows:

Section 3.1 Existence. Each of the AMID Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company, limited partnership or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company, limited partnership or corporate, as the case may be, power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own, lease or hold its Properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and in good standing as a foreign limited liability company, limited partnership or corporation, as the case may be, in each jurisdiction in which its ownership or lease of Property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to (i) have, individually or in the aggregate, a material adverse effect on the condition (financial or other), results of operations, securityholders’ equity, Properties or business of the AMID Entities taken as a whole, the ability of the AMID Entities to meet their obligations under the Operative Documents or the ability of the AMID Entities to consummate the transactions under any Operative Document on a timely basis (a “Material Adverse Effect”) or (ii) subject the limited partners of AMID to any material liability or disability.

Section 3.2 Purchased Units; Capitalization.

(a) On the Closing Date, the Purchased Units shall have those rights, preferences, privileges and restrictions governing the Series B Units as set forth in the Partnership Agreement.

(b) The General Partner is the sole general partner of AMID, with a non-economic general partner interest in AMID; such general partner interest is the only general partner interest of the Partnership that is issued and outstanding; and such general partner interest has been duly authorized and validly issued.

(c) The limited partners of AMID hold LP Units in AMID, represented as of January 22, 2014 by approximately 12,881,909 LP Units; such LP Units are the only limited partner interests of AMID that are issued and outstanding; all of such LP Units have been duly authorized and validly issued pursuant to the Partnership Agreement and are fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Section 3.3 No Conflict. None of (i) the offering, issuance and sale by AMID of the Purchased Units and the application of the proceeds therefrom and from the Offering, (ii) the execution, delivery and performance of the Operative Documents by AMID or the General Partner, or (iii) the consummation of the transactions contemplated hereby or thereby conflicts or will conflict with, or results or will result in a breach or violation of or imposition of any Lien upon any Property or assets of the AMID Entities pursuant to, (A) the formation or governing documents of any of the AMID Entities, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the AMID Entities is a party, by which any of them is bound or to which any of their respective Properties or assets is subject, or (C) any Law applicable to any of the AMID Entities or injunction of any court or governmental agency or body to which any of the AMID Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the AMID Entities or any of their Properties, except in the case of clauses (B) and (C) for such conflict, breach, violation or default that would notreasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materialy impair the ability of the AMID Entities to consummate the transactions contemplated by this Agreement.

Section 3.4 No Default. None of the AMID Entities is in violation or default of (i) any provision of its respective formation or governing documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party, by which it is bound or to which its property is subject, or (iii) any Law of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the AMID Entities or any of their Properties, as applicable, except, in the case of clauses (ii) or (iii), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materialy impair the ability of the AMID Entities to consummate the transactions contemplated by this Agreement.

Section 3.5 Authority. On the Closing Date, AMID will have all requisite power and authority to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. On the Closing Date, all partnership or limited liability company action, as the case may be, required to be taken by the General Partner and AMID for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Operative Documents and the consummation of the transactions contemplated hereby and thereby shall have been validly taken. No approval from the holders of outstanding LP Units is required under the Partnership Agreement or the rules of the NYSE in connection with AMID’s issuance and sale of the Purchased Units to the Purchaser or the Series B Units pursuant to the Acquisition Agreement.

Section 3.6 Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by AMID of any of the Operative Documents to which it is a party or AMID’s issuance and sale of the Purchased Units, except (i) as may be required under the state securities or “Blue Sky” Laws, or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Compliance with Laws. As of the date hereof, neither AMID nor any of its Subsidiaries is in violation of any Law applicable to AMID or its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect. AMID and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, have a Material Adverse Effect, and neither AMID nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.8 Due Authorization. Each of the Operative Documents has been duly and validly authorized and has been or, with respect to the Operative Documents to be delivered at the Closing Date, will be, validly executed and delivered by AMID or the General Partner, as the case may be, and constitutes, or will constitute, the legal, valid and binding obligations of AMID or the General Partner, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.9 Valid Issuance; No Options or Preemptive Rights of Units.

(a) The Purchased Units to be issued and sold by AMID to the Purchaser hereunder have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered against payment therefor pursuant to this Agreement, will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(b) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Series B Units, which shall be reflected in the Partnership Agreement Amendment.

(c) The Common Units issuable upon conversion of the Purchased Units, the Series B Units issuable to holders of Series B Units as a distribution in kind in lieu of cash distributions on the Series B Units, in each case, the limited partner interests represented thereby, upon issuance in accordance with the terms of the Series B Units as reflected in the Partnership Agreement Amendment have been duly authorized in accordance with the Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(d) Other than the General Partner’s right to maintain its general partner interest, the holders of outstanding LP Units are not entitled to statutory, preemptive or other similar contractual rights to subscribe for LP Units or Series B Units; and no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in AMID are outstanding.

Section 3.10 Periodic Reports. AMID’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act during the 12 months preceding the date hereof (all such documents filed prior to the date hereof, collectively the “AMID SEC Documents”) have been filed with the Commission on a timely basis. The AMID SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent AMID SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d)

were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of AMID and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers, LLP is an independent registered public accounting firm with respect to AMID and the General Partner and has not resigned or been dismissed as independent registered public accountants of AMID as a result of or in connection with any disagreement with AMID on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.11 Litigation. As of the date hereof, except as described in the AMID SEC Documents, there are no legal or governmental proceedings pending to which any AMID Entity is a party or to which any Property or asset of any AMID Entity is subject that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Operative Documents or the right of any AMID entity to enter into any of the Operative Documents or to consummate the transactions contemplated hereby and thereby and, to the knowledge of AMID, no such proceedings are threatened by Governmental Authorities or others.

Section 3.12 No Material Adverse Change. As of the date hereof, except as set forth in the AMID SEC Documents filed with the Commission on or prior to the date hereof, since September 30, 2013, there has not occurred any material adverse change in the condition (financial or other), results of operations, securityholders’ equity, Properties, prospects or business of the AMID Entities, taken as a whole.

Section 3.13 Certain Fees. No fees or commissions are or will be payable by AMID to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. AMID agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by AMID in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.14 No Registration. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.6 and Section 4.7, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither AMID nor, to the knowledge of AMID, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.15 No Integration. Neither AMID nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Purchased Units in a manner that would require registration under the Securities Act.

Section 3.16 Investment Company Status. None of the AMID Entities currently is, or following the sale of the Purchased Units hereby and the application of proceeds therefrom, will be an “investment company” or a company “controlled by” an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17 Form S-3 Eligibility. As of the date hereof, AMID has been, since the time of filing its most recent Form S-3 Registration Statement, and continues to be eligible to use Form S-3.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, severally and not jointly, hereby represents and warrants to AMID that:

Section 4.1 Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite corporate, limited liability company or partnership power and authority, as applicable, to own, lease, use and operate its Properties and to conduct its business as currently conducted.

Section 4.2 Authorization, Enforceability. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of this Agreement has been duly authorized by all necessary action on the part of such Purchaser; and this Agreement constitutes the legal, valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Breach. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) materially violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.4 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless AMID from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.5 Investment. The Purchased Units are being acquired for such Purchaser’s own account, the account of its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.6 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, AMID that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.7 Restricted Securities. Such Purchaser understands that the Purchased Units, the Common Units issuable upon conversion of the Purchased Units, the Series B Units issuable to holders of Series B Units as a distribution in kind in lieu of cash distributions on the Series B Units are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from AMID in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.8 Legend. Such Purchaser understands that the certificates evidencing the Purchased Units will bear the following legend: “NEITHER THE OFFER NOR SALE OF THESE SECURITIES NOR THE SECURITIES INTO WHICH THEY ARE CONVERTIBLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.  THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF AUGUST 9, 2013, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

ARTICLE V
COVENANTS

Section 5.1 Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of AMID and the Purchasers shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by the Operative Documents.

Section 5.2 Other Actions. AMID shall (i) cause the Partnership Agreement Amendment to be adopted immediately prior to the issuance of the Purchased Units contemplated by this Agreement, (ii) file prior to the Closing a supplemental listing application with the NYSE to list the LP Units underlying the Purchased Units and (iii) file prior to the issuance of any Series B Units as a distribution in kind in lieu of cash distributions on the Series B Units a supplemental listing application with the NYSE to list the LP Units underlying such Series B Units issued as a distribution in kind.

Section 5.3 Use of Proceeds. AMID shall use the proceeds from the sale of the Purchased Units to partially fund the Acquisition. If the transactions contemplated by the Acquisition Agreement are not closed concurrently with the Closing or within two Business Days thereafter, AMID shall return the Purchase Price paid to AMID to the

Purchaser within two Business Days of receipt thereof and the Purchaser shall promptly return all Purchased Units to AMID.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnification by AMID. AMID agrees to indemnify each Purchaser and its respective Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of AMID contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed not to include diminution in value of the Purchased Units, which is specifically excluded included in damages covered by Purchaser Related Parties’ indemnification.

Section 6.2 Indemnification by the Purchaser. Each Purchaser, severally and not jointly, agrees to indemnify AMID, the General Partner and their respective Representatives (collectively, “AMID Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties; and provided further, that no AMID Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 6.3 Indemnification Procedure. Promptly after any AMD Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Interpretation and Survival of Provisions. Article, Section and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.2 Survival of Provisions. The representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.9, 3.10, 3.15, 4.1, 4.2, 4.5, 4.6 and 4.7 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve months following the Closing Date regardless of any investigation made by or on behalf of AMID or either Purchaser. The covenants made in this Agreement or any other Operative Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof.

Section 7.3 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Operative Document (except in the case of the Partnership Agreement, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative

Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by AMID from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

Section 7.4 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon AMID, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Rights. All or any portion of the rights and obligations of the Purchasers under this Agreement may be transferred by a Purchaser to any Affiliate of the Purchaser without the consent of AMID. No portion of the rights and obligations of the Purchasers under this Agreement may be transferred by a Purchaser to a non-Affiliate without the written consent of AMID (which consent shall not be unreasonably withheld by AMID).

Section 7.5 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                        If to a Purchaser, to the address set forth on Schedule A.

(b)                        If to AMID:

American Midstream Partners, LP

1614 15th Street, Suite 300

Denver, CO 80202

Attention: General Counsel

Facsimile:

with a copy to:

Holland & Hart, LLP

555 17th Street

Suite 2700

Denver, CO 80202

Attention: Lucy Schlauch Stark

Facsimile: 303.291.9145

or to such other address as AMID or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii)  if sent via electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “read receipt requested” function, if applicable, return e-mail or other written acknowledgment) excluding “out of office” and similar automatic replies; (iii) upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; (iv) when receipt acknowledged, if sent via facsimile (except, that, if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.6 Removal of Legend. In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, a Purchaser or its broker shall deliver to the transfer agent and AMID a broker representation letter providing to the transfer agent and AMID any information AMID deems necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including a certification that such Purchaser is not an Affiliate of AMID and regarding the length of time the Purchased Units have been held. Upon receipt of such representation letter, AMID shall promptly direct its transfer agent to exchange unit certificates bearing a restrictive legend for unit certificates without the legend (or a credit for such shares to book-entry accounts maintained by the transfer agent), including the legend referred to in Section 4.9, and AMID shall bear all costs associated therewith. After a Purchaser or its permitted assigns have held the Purchased Units for one year, if the certificate for such Purchased Units still bears the restrictive legend referred to in Section 4.9, AMID agrees, upon request of such Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.9 from the Purchased Units, and AMID shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to AMID any information AMID deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of AMID (and a covenant to inform AMID if it should thereafter become an Affiliate and to consent to exchange its certificates for certificates bearing an appropriate restrictive legend) and regarding the length of time the Purchased Units have been held.

Section 7.7 Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Operative Documents with respect to the rights granted by AMID or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.8 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Section 7.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.10 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the joint written consent of the Purchasers, upon a breach in any material respect by AMID of any covenant or agreement set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii) upon the termination of the Acquisition Agreement; or

(iii) if the Closing shall not have occurred by February 15, 2014.

(c) In the event of the termination of this Agreement as provided in this Section 7.10, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.11 Recapitalization, Exchanges, Etc. Affecting the LP Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of AMID or any successor or assign of AMID (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the LP Units, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

American Midstream Partners, L.P.

By: American Midstream GP, LLC
Its General Partner

By	/s/ Daniel C. Campbell
Name: Daniel C. Campbell
Title: Senior Vice President and Chief Financial Officer

American Midstream GP, LLC

By	/s/ Daniel C. Campbell
Name: Daniel C. Campbell
Title: Senior Vice President and Chief Financial Officer

High Point Infrastructure Partners, LLC

By	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

Signature Page to Unit Purchase Agreement

Schedule A — List of Purchasers, Commitment Amounts, and Contact Information

Purchaser	Percentage of Purchased Units	Contact Information
American Midstream GP, LLC	14.98
High Point Infrastructure Partners, LLC	85.02

Exhibit A — Form of Amendment No. 2 to Fourth Amended and
Restated Agreement of Limited Partnership

AMENDMENT NO. 2 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of August 9, 2013, as amended by that certain Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of October 28, 2013 (together, the “Partnership Agreement”), is hereby adopted effective as of January [•], 2014 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6 and Section 13.1 of the Partnership Agreement.  Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement in connection with a change that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.6  of the Partnership Agreement; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that Partnership shall be able to amend Section 5.12 of the Partnership Agreement without the approval by the Record Holders of Outstanding Series A Preferred Units so long as the amendment does not adversely affect the holders of the Series A Preferred Units in any material respect and does not affect the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units, and that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series A Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount; and

WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(i), Section 13.1(g) and/or Section 5.12(b)(v)(A) are satisfied with respect to the amendments to be made by this Amendment; and

WHEREAS, HPIP Lavaca, LLC, a Delaware limited liability company (“Lavaca”), as buyer, entered into that certain Purchase and Sale Agreement with Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC, as sellers, dated as of December 13, 2013 (the “PV Purchase Agreement”); and

WHEREAS, the Partnership acquired Lavaca pursuant to that certain [•], dated as of January [•], 2014; and

WHEREAS, to fund the purchase under the PV Purchase Agreement by and through Lavaca, the Partnership intends to issue a certain number of Common Units and a certain number of Limited Partner Interests to be designated as Series B Units having the terms set forth herein; and

WHEREAS, the Partnership has entered into a Unit Purchase Agreement, dated as of January [•], 2014, with the purchasers named therein (the “Series B Unit Purchase Agreement”), for the acquisition by such purchasers of Series B Units; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Partnership Interests designated as “Series B Units,” (ii) provide for the economic uniformity of the Series B Units and other Units that may be issued in connection with the Series B Units and (iii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1.             Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.  The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, or, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof.

“Initial Unit Price” means (a) with respect to the Common Units, the IPO Price, (b) with respect to the Series B Units (including each Series B PIK Unit), the Series B Issue Price, or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Investor” means, collectively, HPIP and each of its Affiliates from time to time that is the registered holder of any Series A Preferred Units or any Series B Units.

“Junior Interests” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units and Series B Units.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law or contemplated by Section 11.2.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors. For the avoidance of doubt, (1) the Board of Directors has approved the issuance of the Series A Preferred Units to the Investor pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units and Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units and Conversion Units, and (2) the Board of Directors has approved the issuance of the Series B Units to the Investor pursuant to the Series B Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B Units, Series B PIK Units and Series B Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series B Units, Series B PIK Units and Series B Conversion Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of Series A Preferred Units, the number of Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), or, in the case of Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c)), as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Post-Initial Issuance Series B Unit” means a Series B Unit that is a Series B PIK Unit or a Series B Conversion Unit.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (i) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (ii) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (iii) the identity of the Record Holders of Series A Preferred Units entitled to convert such Units, or (iv) the identity of the Record Holders of Series B Units entitled to convert such Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, or Series B Units, the excess of (A) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, or Series B Units as of the end of such period over (B) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Series B Conversion Date” means the date that is the second anniversary of the initial issuance of Series B Units pursuant to the Series B Unit Purchase Agreement.

“Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Unit pursuant to Section 5.13(c).

“Series B Issue Price” means the price at which a Series B Unit is purchased from the Partnership.  Each Series B Unit issued pursuant to the Series B Unit Purchase Agreement shall be treated as having a Series B Issue Price equal to the price per Common Unit, net of underwriting discounts and commissions, received by the Partnership in connection with an underwritten public offering to be completed on or around [ • ], 2014. Each Series B PIK Unit shall have a Series B Issue Price equal to the Series B PIK Distribution Amount attributed to such Series B PIK Unit.

“Series B PIK Distribution Amount” has the meaning assigned to such term in Section 5.13(d)(i).

“Series B PIK Payment Date” has the meaning assigned to such term in Section 5.13(d)(iii).

“Series B PIK Unit” means a Series B Unit issued by the Partnership in lieu of cash distributions in respect of the Series B Units pursuant to Section 5.13(d).

“Series B Unit” means a Partnership Interest issued pursuant to Section 5.13 and representing a Limited Partner’s interest in the Partnership having the rights and obligations specified with respect to the Series B Units in this Agreement.

“Series B Unit Distribution” has the meaning assigned to such term in Section 5.13(d)(i).

“Series B Unit Purchase Agreement” means the Unit Purchase Agreement providing for the issuance of Series B Units, dated as of January [•], 2014, with the purchasers named therein.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units or Series B Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, and Series B Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units and Series B Units, voting together as a single class.

2.             Effective as of February 10, 2014, the last sentence of Section 2.3 is hereby amended and restated as follows:

The address of the General Partner shall be 1400 16th Street, Suite 310, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

3.             Section 4.1 is hereby amended and restated as follows:

Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, with respect to the issuance of any Series A Preferred Units or Series B Units, the Partnership shall issue such Certificates in accordance with Section 5.12(b)(vii) and Section 5.13(f), respectively.  Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

4.             Section 4.8(e) is hereby amended and restated as follows:

(e) Any transfer of a Conversion Unit and any transfer of a Series B Conversion Unit shall be subject to the restrictions imposed by Section 6.10.

5.             Section 5.5(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Preferred Units and Series B PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.  For the avoidance of doubt, the Series A Preferred Units and Series B Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit or Series B Unit will be treated as a partner in the Partnership, other than with respect to the conversion feature of the Series A Preferred Unit or Series B Unit.  The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price, and the initial Capital Account balance in respect of each Series A PIK Preferred Unit shall be zero.  After an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series A Preferred Units that are Outstanding after such issuance.  The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement.  The initial Capital Account balance in respect of each Series B Unit (including each Series B PIK Unit) shall be the Series B Issue Price.

6.             Section 5.5(c) is hereby amended to add a new Section 5.5(c)(iv) as follows:

(iv) Immediately prior to the transfer of a Post-Initial Issuance Series B Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), the aggregate Capital Account maintained for such Person with respect to its Post-Initial Issuance Series B Units will (A) first, be allocated to the Post-Initial Issuance Series B Units to be transferred in an amount equal to the product of (x) the number of such Post-Initial Issuance Series B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Post-Initial Issuance Series B Units and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible.  Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Post-Initial Issuance Series B Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Post-Initial Issuance Series B Units will have a balance equal to the amount allocated under clause (A) above.

7.             Section 5.5(d)(i) is hereby amended and restated as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on (A) an issuance of additional Partnership Interests for cash or other property (other than an issuance of Series A PIK Preferred Units or Series B PIK Units), (B) the issuance of additional Partnership Interests for the provision of services, (C) the issuance by the Partnership of a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) (other than an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii) or an issuance of Series B PIK Units pursuant to Section 5.13(d)), or (D) the conversion of a General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted immediately prior to such event to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such event and had been allocated pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership.  The General Partner shall adjust such Carrying Values in respect of the contributions that are made on the Closing Date.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to such event shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.

8.             Section 5.5(d)(iii) is hereby amended and restated as follows:

(iii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit or Series B Unit into Common Units in accordance with Section 5.12(b)(viii) or Section 5.13(c), as applicable, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is greater than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) had been allocated Pro Rata to each Partner holding Conversion Units or Series B Conversion Units received upon such conversion until the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is equal to the Per Unit Capital Amount for a then Outstanding IPO Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series A Preferred Unit or Series B Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Conversion Unit or Series B Conversion Unit, as applicable, received upon such conversion of the Series A Preferred Unit or Series B Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units and Series B Conversion Units) and Partners holding Conversion Units or Series B Conversion Units, as applicable, so as to cause the Capital Account of each Partner holding a Conversion Unit or Series B Conversion Unit, as applicable, to equal, on a per Unit basis with respect to each such Conversion Unit or Series B Conversion Unit, the Per Unit Capital Amount for a then Outstanding IPO Common Unit.

9.             Section 5.9(a) is hereby amended and restated as follows:

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per-Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Series A Preferred Units or Series B Units may convert) are proportionately adjusted.

10.          Section 5.9 is hereby amended to add a new Section 5.9(f) as follows:

(f) For the avoidance of doubt, upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Series B Units as follows: (i) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units), then the Series B Units shall be subdivided into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision, and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units), then the Series B Units shall be combined into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.

11.          Section 5.12(b)(v)(A) is hereby amended and restated as follows:

(A) Except as provided in Section 5.12(b)(v)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series B Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series B Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

12.          Article V is hereby amended to add a new Section 5.13 as follows:

Section 5.13 Establishment of Series B Units.

(a) General.  The Partnership hereby designates and creates a series of Units to be designated as “Series B Units” and consisting of a total of [•] Series B Units, plus any additional Series B Units issued in kind as a distribution pursuant to Section 5.13(d), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.13.

(b) Rights on Liquidation of the Partnership.  The holders of the Series B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.

(c) Conversion of Series B Units.

(i) Immediately before the close of business on the Series B Conversion Date, the Series B Units shall automatically convert into Common Units on a one-for-one basis.

(ii) Upon conversion, the rights of a holder of converted Series B Units as holder of Series B Units shall cease with respect to such converted Series B Units, including any rights under this Agreement with respect to holders of Series B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement.  Upon the Series B Conversion Date, all Series B Units shall be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Series B Units converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series B Units.  However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name.  The Transfer Agent may refuse to deliver the Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name.  Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)          (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).

(B) All Common Units delivered upon conversion of the Series B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series B Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series B Units any rights as a creditor in respect of its right to conversion.

(d) Distributions and Allocations.

(i) Each Series B Unit shall have the right to share in distributions and allocations pursuant to Section 6.1, Section 6.4 and Section 6.5 on a Pro Rata basis with the other Common Units.  For the avoidance of doubt, each reference in this Agreement to an allocation or distribution to Unitholders holding Common Units shall be deemed to be a reference to the Unitholders holding Common Units or Series B Units.  All or any portion of each distribution payable in respect of the Series B Units (the “Series B Unit Distribution”) may, at the election of the Partnership, be paid in Series B PIK Units (any amount of such Series B Unit Distributions so paid in Series B PIK Units, the “Series B PIK Distribution Amount”).  The number of Series B PIK Units to be issued in connection with a Series B PIK Distribution Amount shall be the quotient of (A) the Series B PIK Distribution Amount divided by (B) the Series B Issue Price of the Series B Units originally issued pursuant to the Series B Unit Purchase Agreement; provided that instead of issuing any fractional Series B PIK Units, the Partnership shall round the number of Series B PIK Units issued down to the next lower whole Series B PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Series B PIK Units issued up to the next higher whole Series B PIK Unit.

(ii) Notwithstanding anything in this Section 5.13(d) to the contrary, with respect to Series B Units that are converted into Common Units, the holder thereof shall not be entitled to a Series B Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) When any Series B PIK Units are payable to a holder of Series B Units pursuant to this Section 5.13, the Partnership shall issue the Series B PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4(b) or Section 6.5, as applicable (the date of issuance of such Series B PIK Units, the “Series B PIK Payment Date”).  On the Series B PIK Payment Date, the Partnership shall issue to such holder of Series B Units a Certificate or Certificates for the number of Series B PIK Units to which such holder of Series B Units shall be entitled.

(iv) For purposes of maintaining Capital Accounts, if the Partnership distributes one or more Series B PIK Units to a holder of Series B Units, (A) the Partnership shall be treated as distributing cash to such holder of Series B Units equal to the Series B PIK Distribution Amount, and (B) the holder of Series B Units shall be deemed to have recontributed to the Partnership in exchange for such newly issued Series B PIK Units an amount of cash equal to the Series B PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional Series B PIK Units, as applicable.

(v) If the Partnership distributes one or more Series B PIK Units to a holder of Series B Units in accordance with the foregoing and Section 6.4(b)(iii)(C), the distribution to the holders of the Incentive Distribution Rights pursuant to Section 6.4(b)(iii)(B) that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) shall be reduced by the product of (A) the distribution to the holders of the Incentive Distribution Rights that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) multiplied by (B) the quotient of (x) the Percentage Interests of the Series B Units divided by (y) the Percentage Interests of the Common Units and Series B Units.

(e) Voting.  The Series B Units will have such voting rights pursuant to the Agreement as such Series B Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Series B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series B Units in relation to other classes of Partnership Interests in any material respect or as required by law.  The approval of a majority of the Series B Units shall be required to approve any matter for which the holders of the Series B Units are entitled to vote as a separate class.  For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units and Series B Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units and Series B Units, both as Outstanding at such time.

(f) Certificates.

(i) The Series B Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Units.  The Certificates evidencing Series B Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units or Series A Preferred Units.

(ii) The certificate(s) representing the Series B Units shall be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.  THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF AUGUST 9, 2013, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

13.          Section 6.1(d)(x)(B) is hereby amended and restated as follows:

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11 or of Post-Initial Issuance Series B Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to all IDR Reset Common Units and Post-Initial Issuance Series B Units equaling the product of (i) the Aggregate Quantity of IDR Reset Common Units and the total Post-Initial Issuance Series B Units Outstanding and (ii) the Per Unit Capital Amount for an IPO Common Unit that is Outstanding.

14.          Section 6.1(d)(x) is hereby amended to add a new Section 6.1(d)(x)(E) as follows:

(E) At the election of the General Partner, after application of Section 5.5(d)(iii), with respect to any taxable period ending upon, or after, the conversion of the Series B Units into Common Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding Series B Conversion Units in the proportion of the number of Series B Conversion Units held by such Partner to the total number of Series B Conversion Units then outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Series B Conversion Units to an amount that, after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period, will equal to the product of (i) the number of Series B Conversion Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit.  The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Series B Conversion Units and the Capital Accounts underlying Common Units that are not Series B Conversion Units.

15.                               Section 6.10 is hereby amended and restated as follows:

6.10                        Special Provisions Relating to Series A Preferred Unitholders and Series B Unitholders.

(a) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Conversion Unit shall provide notice to the Partnership of any Transfer of the Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit.  In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series B Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series B Units).

(b) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit.  In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit, including those provided under Section 5.5(c)(iv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series A Preferred Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series A Preferred Units).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI.  Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13 or (ii) be entitled to any distributions other than as provided in Section 5.13, Article VI and Article XII.

16.                               The first proviso of Section 7.12(a) is hereby amended and restated as follows:

provided, however, that the Partnership shall not be required to effect more than six registrations pursuant to this Section 7.12(a);

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date written above.

GENERAL PARTNER:

AMERICAN MIDSTREAM GP, LLC

By:

Name:

Title:

Exhibit B — Form of Transfer Application

No transfer of the Series B Units evidenced hereby will be registered on the books of the Partnership, unless the Partnership provides authentication instructions to the Transfer Agent and Registrar and an Application for Transfer of Units has been executed by a transferee on the form set forth below. A transferor of the Series B Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Series B Units.

APPLICATION FOR TRANSFER OF SERIES B UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Series B Units evidenced hereby.

The Assignee (a) requests admission as an additional Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact, to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Amended and Restated Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as an additional Limited Partner and as a party to the Partnership Agreement, (d) gives the power of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:                            , 2014

Tax Identification Number of assignee

$	By:
Purchase Price including commissions, if any		Name:
Title:

Name and address of assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation

☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation		☐ Non resident Alien

If the U. S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder
	1.	I am not a non-resident alien for purposes of U.S. income taxation.

My U.S. taxpayer identification number (Social Security Number) is .

My home address is .
B.	Partnership, Corporation or Other Interestholder
1.	. is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).
2.	. is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.
	2.	The interestholder’s U.S. employer identification number is .
3.	The interestholder’s office address and place of incorporation (if applicable) is (incorporated in .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

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Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Date:                              , 2014

By:
Name:
Title:

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the signee will hold the Units shall be made to the best of the Assignee’s knowledge.

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Acknowledged by: [AMERICAN MIDSTREAM ]

By:
Name:
Title: